UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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The Alger Funds

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NOTICE OF ADJOURNMENT OF

SPECIAL MEETING OF SHAREHOLDERS

THE ALGER FUNDS

Alger 35 Fund

November 2, 2020

On September 29, 2020, Fred Alger Management, LLC (“Alger”), the investment adviser to Alger 35 Fund (the “Fund”), a series of The Alger Funds (the “Trust”), and the Board of Trustees of the Trust, including the board members who are not “interested persons” of the Trust, as such term is defined in the Investment Company Act of 1940, as amended, agreed to amend the investment advisory agreement between Alger and the Trust (the “Advisory Agreement”), on behalf of the Fund, subject to shareholder approval. If approved by shareholders, the proposed amendment to the Advisory Agreement would remove the existing fulcrum fee for the Fund, and implement a new advisory fee at a rate of 0.45% of average daily net assets of the Fund (the “Proposal”).

The special meeting of shareholders of the Fund held on October 30, 2020 has been adjourned to allow shareholders additional time to vote on the Proposal. Because of our concerns regarding the coronavirus disease (COVID-19) pandemic and to support the health and well-being of shareholders, employees and the community, the meeting will reconvene in a virtual meeting format only on December 18, 2020, at 11:00 a.m. (Eastern time). Shareholders will not have to travel to attend the meeting but will be able to view the meeting live and cast their votes by accessing a web link. To register to attend the meeting, visit https://algerfund.com/2535 and enter your name, email address, address, and the control number found in the shaded box on your proxy card, which was previously delivered to you. During the pendency of the adjourned meeting, shareholders holding shares as of the record date of October 13, 2020 who have not yet voted are encouraged to vote on the Proposal.

In connection with the solicitation of proxies to approve the Proposal described above, the Fund has filed a proxy statement and delivered it to all shareholders of record. Because the proxy statement contains important information, the Fund’s shareholders are urged to read the proxy statement and accompanying materials carefully. If you have questions, please call Alger at (212) 806-8882. The proxy statement is also available at the website of the Securities and Exchange Commission, www.sec.gov.